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Exhibit n

            Consent Of Independent Registered Public Accounting Firm

We consent to the use in this Post-Effective Amendment No. 1/Amendment No. 70 to Registration Statement No. 333-147900/811-07411 on Form N-6 of our report dated March 24, 2008, relating to the financial statements of each of the Investment Options of MetLife of CT Fund UL II for Variable Life Insurance appearing in the Prospectus, and the use of our report dated March 26, 2008 (April 1, 2008 as to Note 20) on the consolidated financial statements and financial statement schedules of MetLife Insurance Company of Connecticut and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding changes in MetLife Insurance Company of Connecticut and subsidiaries' method of accounting for deferred acquisition costs as required by accounting guidance adopted on January 1, 2007) appearing in the Statement of Additional Information, which are part of such Registration Statement, and to the references to us under the headings "Independent Registered Public Accounting Firm" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are part of such Registration Statement.


/s/ Deloitte & Touche LLP

Tampa, Florida
April 8, 2008